As filed with the Securities and Exchange Commission on September 8, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________
MAGNETEK, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-3917584
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
N49 W13650 Campbell Drive Menomonee Falls, Wisconsin (Address of Principal Executive Offices)	53051 (Zip Code)

Scott S. Cramer Vice President, General Counsel and Corporate Secretary Magnetek, Inc. N49 W13650 Campbell Drive Menomonee Falls, Wisconsin 53051
(Name and address of agent for service)
(262) 783-3500
(Telephone number, including area code, of agent for service)

With a copy to:
Dennis F. Connolly 780 N. Water Street Milwaukee, Wisconsin 53202 (414) 273-3500
__________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
__________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post‑effective amendment there to that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration Statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration Fee
Common Stock ($0.01 par value)	250,000 shares (2)	$29.28	$7,320,000	$942.82

(1)
Estimated solely for the purpose of determining the registration fee. Calculated on the basis of the average of the high and low reported prices of the Registrant’s Common Stock on the NASDAQ Global Market on September 3, 2014.

(2)
Plus such indeterminate number of additional securities as may be issuable as a stock split, stock dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated September 8, 2014
MAGNETEK, INC.
Common Stock
($.01 par value)

250,000 Shares
This Prospectus relates to 250,000 shares (the “Securities”) of Common Stock, par value $.01 per share (“Common Stock”), of Magnetek, Inc., a Delaware corporation (the “Company”, “Magnetek” or “we”), which may be offered for sale from time to time as so directed by Evercore Trust Company, N.A. (“Evercore”), the appointed investment manager of the Investment and Management Committee of Magnetek, Inc. (the “Committee”), through SEI Private Trust Company (“SPTC”), a limited purpose federal savings bank regulated by the Office of Thrift Supervision as directed trustee under the Magnetek FlexCare Plus Retirement Plan Trust (the “Trust” or “Selling Stockholder”), the funding vehicle for the Magnetek FlexCare Plus Retirement Pension Plan (the “Pension Plan”). The Company is registering the Securities in order to provide the Selling Stockholder with freely tradable securities pursuant to a Registration Rights Agreement between the Company and Evercore. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. The Company is generally required to bear the expenses of the registration of the shares of Common Stock offered hereby, including, without limitation, registration fees and legal and accounting fees. Underwriting discounts, brokerage fees commissions and transfer taxes will be the responsibility of the Pension Plan. See “Pension Plan.”
The Common Stock is listed on the NASDAQ Global Market under the symbol “MAG.” On September 5, 2014, the last reported sale price per share of the Common Stock, as quoted on the NASDAQ Global Market, was $29.49.
See “Risk Factors” beginning on page 1 of this prospectus and those risk factors contained in the applicable prospectus supplement, if any, for certain considerations relevant to an investment in the Securities.
The Selling Stockholder may from time to time at the direction of Evercore, offer and sell the Securities held by it directly or through agents or broker-dealers on terms, including the price per share, to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. Evercore reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Securities to be made directly or through agents.
The Selling Stockholder and any agents or broker-dealers that participate with the Selling Stockholder in the distribution of Securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by them and any profit on the resale of the Securities may be deemed to be underwriting commissions or discounts under the Securities Act. See “Plan of Distribution.”
Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this Prospectus is __________, 2014.

3

4

THE COMPANY
The Company is a global provider of digital power control systems that are used to control motion and power primarily in material handling, elevator, and mining applications. Magnetek is listed on the NASDAQ Global Market (NASDAQ: MAG) and was founded in 1984 as a Delaware corporation. The Company’s digital power control systems serve the needs of selected niches of traditional and emerging markets that are becoming increasingly dependent on “smart” power. Over the past ten years, the Company has successfully transitioned from a component supplier to a provider of systems solutions. Today, much of the Company’s focus is on developing and introducing innovative electronic drive solutions that both enhance its customers' operational efficiency and save energy. Its products are sold directly or through manufacturers' representatives to original equipment manufacturers (“OEMs”) for incorporation into their products, to system integrators and value-added resellers for assembly and incorporation into end-user systems, to distributors for resale to OEMs and contractors, and to end users for repair and replacement purposes. The Company’s principal executive offices are located at N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051, telephone number (262) 783-3500. Its internet address is www.magnetek.com.
RISK FACTORS
Certain information set forth or incorporated by reference in this Prospectus includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties, including those identified under this caption. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.
In addition to the other information included elsewhere in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Securities offered by this Prospectus.
Economic conditions, primarily in the U.S., may adversely affect our served markets, our business, demand for our products, and our results of operations and cash flows
Demand for our products, which impacts our revenue and gross profit, is affected by general business and economic conditions as well as by changes in customer order patterns. Adverse developments in business conditions, economic activity, or capital spending levels could result in reduced demand for our products and impair our ability to accurately forecast and plan future business activities. We cannot predict the timing, duration, or strength of any economic recovery or the timing, duration, or severity of a subsequent economic slowdown, worldwide, in the U.S., or in the specific end markets we serve. In the event of a future prolonged slowdown in economic activity, our business, financial condition, results of operations, and cash flows could be adversely and materially affected. Additionally, our stock price could decrease if investors have concerns that our business and financial condition will be negatively impacted by weakening economic conditions.
We operate in a highly competitive industry
We operate in a competitive industry characterized by periodic changes in technology, product demand, prices and lead times. Our future profitability depends on our ability to successfully identify and react to these changing trends.  Specifically, achievement of our sales and profit goals is dependent in part upon our ability to successfully anticipate product demand, to introduce quality products to meet that demand in a timely manner at competitive prices, to gain acceptance of our products in the marketplace, to achieve cost reductions during the product life cycle, and to adapt our existing product platforms in the event of changes in technology. Failure to do so could result in low returns on investment in new products and technologies, a loss of competitive position relative to our peers, obsolete products and technologies, and an adverse impact on our operating results.  In addition, price erosion in response to competition in our served markets could have a material impact on our financial position or results of operations.
Our future sales growth is partially dependent on the successful introduction of new products
Achievement of our Company objectives of sales growth of at least 5% on a year-over year basis and gross margins in excess of 35% are in part dependent upon the successful introduction of new products, acceptance of these new products by customers in those markets, and successful cost reduction efforts related to new products. Any delay in introduction of new products, customer acceptance of new products, or cost reduction actions could have an adverse impact on our financial position or results of operations.

Changes in technology could reduce demand for our products
We believe that our intellectual property is equal or superior to our competitors’ and we do not know of any new technologies that could cause a shift away from digital power electronic solutions in the end markets we serve. However, major advancements in digital power electronic technologies by competitors or the advent of technologies obviating digital power-electronic solutions could have an adverse effect on our financial position or results of operations.
The loss of one or more major customers could adversely affect our results of operations or financial condition
We rely on several large customers for a significant portion of our sales. While we have taken actions to diversify our customer base, we have three customers whose purchases from us represented in the aggregate approximately 13% of our net sales in fiscal 2013. The loss of one or more of these customers or significant decreases in these customers’ purchase levels could have an adverse effect on our business and on our results of operations.
Certain of our competitors have substantially greater resources and greater global reach than us
We compete with crane and hoist drive manufacturers and drive system integrators, radio control manufacturers, elevator drive manufacturers and control system integrators, and mining machinery drive builders. The total number of such enterprises with whom we compete directly is believed to be fewer than 100. However, certain of our competitors are significantly larger and have substantially greater resources than we do, and some are global in scope, whereas we currently compete primarily in the North American market.
We have significant pension liabilities and funding obligations
Our defined benefit pension plan was underfunded as of December 29, 2013, due primarily to reductions in interest rates over the past decade, which impact the discount rate used to estimate the net present value of our pension obligations. Current actuarial estimates indicate that we will be required to make significant contributions to our defined benefit pension plan, which may consume the majority of our cash generated from operations for the next several years.
In addition, changes in interest rates, investment returns, mortality assumptions, and other factors could adversely affect the funded status of our pension plan in the future and require that we contribute additional cash to the pension plan over and above the amounts currently estimated.  Such volatility could also increase pension expense in periods beyond fiscal 2013. As a result, we may be required to seek additional sources of cash to fund both our operations and our required pension contributions.
We may seek additional capital through private or public sales of equity, debt or convertible debt securities, which could have negative effects on our existing investors
We may seek to raise additional funding through equity or certain forms of debt financing in the future that could dilute the percentage ownership held by existing stockholders. In addition, new investors may demand rights or privileges that are preferable to, or senior to, those of our existing stockholders, such as interest payments, dividends or warrants, as a condition to completing a transaction that provides us with capital.
We may have limited access to additional financing
Macroeconomic conditions several years ago led to volatility in security prices, the failure of financial institutions, diminished liquidity and credit availability, and deflation in the valuation of investment vehicles across varied asset classes.
In the event capital and credit markets again become illiquid and the availability of funds becomes limited, we could incur increased costs associated with future equity or debt financing transactions. Our ability to access the capital and credit markets may be limited by these or other factors unique to our Company. Limited access to financing opportunities in the future could have a material adverse impact on our ability to fund our operations or meet our corporate obligations.
We are subject to credit risk
We are exposed to the credit risk of our customers, including risk of bankruptcy, and are subject to losses from uncollectable accounts receivable. If the financial condition of any of our customers deteriorates and impairs their ability to make payments, we could incur future write-offs of accounts receivable that could have a material impact on our financial position, results of operations, or cash flows.

We are reliant on suppliers
We purchase raw materials and subassemblies used in our products from third-party suppliers, and also purchase finished goods for resale to customers from third-party subcontractors. If our suppliers or subcontractors cannot meet their commitments to us in terms of price, delivery, or quality, it may negatively impact our ability to meet our commitments to our customers. This could result in disruption of production, delay in shipments to customers, higher material costs, quality issues with our products and damage to customer relationships. In addition, increases in the cost of raw materials purchased from third-party suppliers could negatively impact our gross profit and results of operations.
We may face claims of infringement on the intellectual property of others, or others may infringe upon our intellectual property
Our future success depends in part on our ability to prevent others from infringing on our proprietary rights, as well as our ability to operate without infringing upon the proprietary rights of others. We may be required at times to take legal action to protect our proprietary rights and, despite our best efforts, we may be sued for infringing on the patent rights of others. Patent litigation is costly and, even if we prevail, the cost of such litigation could adversely affect our financial condition.  In addition, we could be adversely affected financially should we be judged to have infringed upon the intellectual property of others.
We may suffer losses resulting from legal and environmental issues
Our results of operations could be adversely impacted by pending and future litigation, including claims related to, but not limited to, product liability, patent infringement, contracts, employment and labor issues, personal injury, and property damage, including damage to the environment.
In some cases, we have agreed to provide indemnification against legal and environmental liabilities and potential liabilities associated with operations that we have divested, including certain motor, generator, lighting ballast, transformer, drive and power supply manufacturing operations. If we are required to make payments under such indemnification obligations, such payments could have a material adverse impact on our financial position, results of operations, or cash flows. Further, we have been indemnified against potential legal and environmental liabilities and potential liabilities associated with operations that we have acquired, including lighting ballast, transformer, capacitor, and crane brake manufacturing operations that were subsequently divested. If not borne by the indemnifying party, such liabilities, if any, could be borne by us and have an adverse effect on our financial position or results of operations.
Ordinary transfers of our common stock between stockholders could result in an ownership change as defined in Section 382 of the Internal Revenue Code, limiting our ability to fully utilize our net operating loss carryforwards for U.S. federal tax purposes
We had net operating loss (“NOL”) carryforwards for U.S. federal tax purposes of $227 million as of December 29, 2013. Our NOLs have a carryforward period of 20 years with expiration dates ranging from 2019 to 2033. We anticipate that no federal income tax liability, other than alternative minimum tax, would be recorded if and when we generate U.S. taxable income and such carryforwards are utilized.
We periodically evaluate whether ordinary transfers of our common stock between stockholders have resulted in an ownership change as defined in Section 382 of the Internal Revenue Code. Based on available information, we have determined that no such ownership change has occurred. If such ownership change had occurred, utilization of the Company’s NOLs would be subject to annual limitation provisions per the Internal Revenue Code and similar state laws. Such annual limitations could defer the utilization of NOL carryforwards and accelerate payment of federal income taxes, and could result in the expiration of a portion of the NOL carryforwards before utilization. An ownership change under Section 382 of the Internal Revenue Code would not have a material adverse effect on our results of operations or financial position, as we have provided a full valuation allowance against substantially all of our deferred tax assets. Ordinary transfers of our common stock between stockholders in future periods could result in an ownership change in such periods and accordingly, at that time, limit the utilization of our NOLs as described above.

THE OFFERING
All of the Securities are subject to the restrictions on transfer in and other terms of the Registration Rights Agreement. Under the Registration Rights Agreement, Evercore may only direct the Selling Stockholder through SPTC to transfer shares of Common Stock in certain types of transactions and under certain circumstances, including pursuant to the Registration contemplated hereby or pursuant to Rule 144 under the Securities Act.
The Securities are being registered by the Company under the Registration Rights Agreement, pursuant to which the Company agreed, among other things, to file a Registration Statement for the sale of the shares of Common Stock offered hereby. The Company is generally required to bear the expenses of the registration of the shares of Common Stock offered hereby, including, without limitation, registration fees and legal and accounting fees. Underwriting discounts, brokerage fees, commissions and transfer taxes will be the responsibility of the Pension Plan. To date, expenses of the registration of the shares of Common Stock offered hereby are estimated at $72,193, all of which will be paid by the Company. The Company has agreed to indemnify Evercore against certain liabilities under the Securities Act.
Prohibited transactions under Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), could arise if, absent an available exemption, a person or entity which is a “party in interest,” as defined under ERISA, or a “disqualified person,” as defined under the Code, were to purchase any of the Securities being offered by the Selling Stockholder. Any such potential purchaser should consult with counsel in order to determine whether an exemption is available with respect to any such purchase.
SELLING STOCKHOLDER
The Selling Stockholder is the Magnetek FlexCare Plus Retirement Plan Trust, the funding vehicle for the Pension Plan. The Pension Plan is a defined benefit plan for the purposes of ERISA and is designed to provide employee participants with retirement income related to their salary and years of active service. SPTC is the trustee of the Trust. Evercore acts as investment manager of a segregated account of the Trust established pursuant to the Pension Plan, in which the shares of Common Stock offered hereby are held. Both SPTC and Evercore receive customary compensation for serving as directed trustee and investment manager, respectively.
Evercore acts as investment manager pursuant to an investment management agreement with the Company and the Committee. In accordance with the terms of the investment management agreement, Evercore is responsible for the management and disposition of the shares of Common Stock of the Company held by the Trust and is a fiduciary of the Trust. Evercore, in exercising its fiduciary duty, will decide whether or not, and under what terms, it will direct the Selling Stockholder through SPTC to sell the shares of Common Stock offered hereby. The Company has contributed the Securities to the Trust pursuant to a contribution agreement between the Company and Evercore. The Company did not receive any cash proceeds from the contribution of the Securities, although the contribution of the Securities reduced the Company’s future funding obligations with respect to the Pension Plan. The proceeds of any sales of the Securities by the Selling Stockholder will be retained by the Selling Stockholder and used for the benefit of employees and retirees of the Company who participate in the Pension Plan and their beneficiaries.
At the date of this Prospectus, the Trust beneficially owned 250,000 shares of Common Stock, representing approximately 7.1% of the Company’s outstanding shares of Common Stock. The Trust is offering 250,000 shares of Common Stock for sale pursuant to this offering, and assuming that all such shares are sold, the Trust will beneficially own none of the outstanding shares of Common Stock after completion of this offering.

AVAILABLE INFORMATION
The Company has filed a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act, covering the Securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the Commission’s principal office at 100 F. Street, NE, Washington, D.C. 20549, and copies of the Registration Statement or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, NE, Washington, D.C. 20549 or by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company’s Common Stock is listed on the NASDAQ Global Market, and the reports, proxy and information statements and other information filed by the Company with the NASDAQ Global Market can also be inspected at the offices of the NASDAQ Global Market at One Liberty Plaza, 165 Broadway, New York, New York 10006.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by the Company with the Commission (File No. 1-10233) are by this reference incorporated in and made a part of this Prospectus: (i) the Annual Report on Form 10-K for the fiscal year ended December 29, 2013; (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 30, 2014 and June 29, 2014; (iii) the description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed December 19, 2011, as amended; (iv) the Periodic Reports on Form 8-K filed on March 19, 2014, May 2, 2014, June 16, 2014, August 8, 2014 and August 20, 2014 and (v) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Magnetek, Inc., Attention: General Counsel, N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051, telephone number (262) 783-3500.
USE OF PROCEEDS
The Securities are being offered hereby for the account of the Selling Stockholder, for the benefit of the Pension Plan. Accordingly, the Company will not receive any of the proceeds from the sale of the Securities offered hereby.
PLAN OF DISTRIBUTION
Sales of the Securities offered hereby may be made on the NASDAQ Global Market or on any other stock exchange, market or trading facility on which the securities are traded, or in private transactions, pursuant to Rule 144 promulgated under the Securities Act.

The Securities may be sold in (i) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) transactions in which a broker or dealer acts as principal and resells the Securities for its account pursuant to this Prospectus, (iii) an exchange distribution in accordance with the rules of such exchange, and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Evercore also may, from time to time, authorize underwriters acting as its agents to offer and sell Securities upon such terms and conditions as shall be set forth in a prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Evercore in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.
There is no assurance that the Selling Stockholder will be directed by Evercore to offer for sale or sell any or all of the Securities covered by this Prospectus.
LEGAL MATTERS
The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Scott S. Cramer, Vice President, General Counsel and Corporate Secretary of the Company.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 29, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
MISCELLANEOUS
No dealer, sales representative or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with this offering, and if given or made, such information or representation must not be relied upon as having been authorized by the Registrant, Evercore or the Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, Common Stock by anyone in any jurisdiction in which such an offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to its date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the estimated expenses in connection with the distribution of the Securities registered hereby. The expenses in connection with the distribution contemplated by this Registration Statement will be borne by the Company, excepting printing expenses.

SEC Registration Fee	$943
Legal fees and expenses*	25,000
Accounting fees and expenses*	5,000
Contribution fees and expenses*	10,000
Miscellaneous*	31,250
TOTAL*	$72,193

* Estimated.
Item 15. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law permits corporations to indemnify directors and officers. The statute generally requires that to obtain indemnification the director or officer must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, additionally, in criminal proceedings, that the officer or director had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, no indemnification may be provided if the director or officer is adjudged liable to the corporation (unless ordered by the court). Indemnification against expenses actually and reasonably incurred by a director or officer is required to the extent that such director or officer is successful on the merits in the defense of the proceeding.
The Registrant’s Amended and Restated By-laws (the “By-laws”) provide generally for indemnification, to the fullest extent permitted by Delaware law, of a director and officer who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the company or was serving at the request of the company as a director, officer, employee or agent of certain other related entities. The By-laws provide that the indemnification will cover all costs, charges, expenses, liabilities and losses reasonably incurred by the director or officer. The By-laws further provide that a director or officer has the right to be paid expenses incurred in defending a proceeding, except the amount of any settlement, in advance of its final disposition upon receipt by us of an undertaking from the director or officer to repay the advances if it is ultimately determined that he or she is not entitled to indemnification.
The Registrant’s directors and officers are also covered by insurance policies indemnifying them (subject to certain limits and exclusions) against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant. Indemnification may also be granted pursuant to provisions of the By-laws that may be adopted in the future, pursuant to the terms of agreements that may be entered into in the future or pursuant to a vote of stockholders or disinterested directors.
The description of the Registrant’s By‑laws contained in the preceding paragraphs is qualified in its entirety by reference to the Registrant’s By‑laws (filed with the Commission as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on August 8, 2014), which is incorporated by reference herein.

Item 16. Exhibits
The following are filed as exhibits to this Registration Statement:

Exhibit Number	Description
4.1
Registration Rights Agreement, dated September 5, 2014, by and between the Company and Evercore Trust Company, N.A., previously filed with Form 8-K filed September 8, 2014, and incorporated by reference herein.

5.1	Opinion of Scott S. Cramer.
23.1	Consent of Scott S. Cramer (contained in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
24.1	Power of Attorney (included on the signature page hereto).
Item 17. Undertakings
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered thereby and the offerings of such securities at the time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Menomonee Falls, State of Wisconsin, as of the 8th day of September, 2014.

MAGNETEK, INC.
(registrant)

By:	/s/ Peter M. McCormick
Peter M. McCormick
President and Chief Executive Officer
__________________
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter M. McCormick and Scott S. Cramer, and each of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and/or supplements) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and as of the dates indicated below.

Signature	Title	Date
/s/ Mitchell I. Quain Mitchell I. Quain	Chairman of the Board and Director	September 8, 2014
/s/ David A. Bloss, Sr. David A. Bloss, Sr.	Director	September 8, 2014
/s/ Alan B. Levine Alan B. Levine	Director	September 8, 2014
/s/ David P. Reiland David P. Reiland	Director	September 8, 2014
/s/ Peter M. McCormick Peter M. McCormick	Director, President and Chief Executive Officer (Principal Executive Officer)	September 8, 2014
/s/ Marty J. Schwenner Marty J. Schwenner	Vice President and Chief Financial Officer (Principal Financial Officer)	September 8, 2014
/s/ Michael J. Stauber Michael J. Stauber	Vice President and Controller (Principal Accounting Officer)	September 8, 2014

INDEX TO EXHIBITS

Exhibit Number	Description
4.1
Registration Rights Agreement, dated September 5, 2014, by and between the Company and Evercore Trust Company, N.A., previously filed with Form 8-K filed September 8, 2014, and incorporated by reference herein.

5.1	Opinion of Scott S. Cramer
23.1	Consent of Scott S. Cramer (contained in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
24.1	Power of Attorney (included on the signature page hereto).